Filed Under Rule 424(b)(3)
File Number 333-59334

Prospectus Supplement Dated November 16, 2001
To
Prospectus Dated May 2, 2001

    This Prospectus Supplement is filed by ACTV, Inc. ("ACTV") to amend and restate the section entitled "Selling Security Holders" of ACTV's Prospectus dated May 2, 2001 (the "Original Prospectus") to provide for the pending distribution of shares of ACTV common stock by ECA Global LLC ("ECA"). ECA was listed in the Original Prospectus as a Selling Security Holder with 385,269 shares of ACTV common stock registered in its name. In lieu of ECA's selling those shares, ECA has elected to distribute an aggregate of 385,247 of such shares among all of ECA's equityholders. Certain of ECA's equityholders were previously listed in the Original Prospectus as Selling Security Holders and will receive additional shares of ACTV common stock upon ECA's distribution. Certain other ECA equityholders, not previously listed in the Prospectus, will also receive shares of ACTV common stock and become the beneficial owners of such shares upon ECA's distribution. All of the Selling Security Holders for this Offering, including the additional ECA equityholders that will receive ACTV common stock upon ECA's distribution, and the Selling Security Holders previously named in the Original Prospectus, are listed in the table below in alphabetical order.

    ACTV is not registering any additional shares of common stock in this Prospectus Supplement. The total number of shares registered for this Offering remains 1,535,995, the number registered pursuant to the Original Prospectus.

    Accordingly, in order to reflect the pending distribution of certain shares of ACTV common stock by ECA to ECA's equityholders, the table set forth in the section of the Original Prospectus entitled "Selling Security Holders" is hereby amended and restated in its entirety as follows:

Name	Position, Office or affiliation during the past three years	Ownership prior to this Offering	Number of Shares to be distributed by ECA Global LLC	Total Shares Owned	Shares included in this Offering (1)(2)	Ownership after this Offering(2)	Percentage Ownership after this Offering (2)
Abacus Capital Group Limited	None	1,575,209	0	1,575,209	450,060	1,125,149	2.0%
Abacus Capital Group (USA), Inc.	None	41,294	0	41,294	11,798	29,496	*
Gerardo Aguinis	None	0	77	77	77	0	*
Don Amoroso	None	0	1,716	1,716	1,716	0	*
Mike Benson	None	15,485	6,476	21,961	10,900	11,061	*
Jim Brancheau	None	15,485	89,625	105,110	94,049	11,061	*
Elizabeth Brooks	Employee	6,194	0	6,194	1,770	4,424	*
Michael Caplan	None	0	77	77	77	0	*
Shaun Cronin	None	0	2,543	2,543	2,543	0	*
Bruce Davis	None	4,130	0	4,130	4,130	0	0
George Deriso	None	15,485	61,810	77,295	66,234	11,061	*
Mitch Drummond	None	0	3,090	3,090	3,090	0	*
ECA Global, LLC (3)	None	1,348,442	(3)	963,195	22	963,173	1.6%
Tim Enwall	None	31,058	89,625	120,683	98,499	22,184	*
Andrew Fine	None	48,520	0	48,520	22,711	25,809	*
Colin Forster	None	0	3,863	3,863	3,863	0	*
Richard Garrett	None	0	4,053	4,053	4,053	0	*
Luigi Guillo	Employee	5,161	0	5,161	1,475	3,686	*
Hillary Hall	None	0	117	117	117	0	*
Joel Hassell	COO of ACTV and CEO of Intellocity	1,089,137	10,275	1,099,412	321,457	777,955	1.4%
Rollie Heath	None	0	77	77	77	0	*
Tom Humble	None	0	5,794	5,794	5,794	0	*
Tim Johnson	None	0	1,846	1,846	1,846	0	*
Ed Knudson	Senior Vice President of Business Development of Intellocity	123,882	0	123,882	35,395	88,487	*
Carrie Koenig	None	0	77	77	77	0	*
Don Krafcheck	Employee	3,097	0	3,097	885	2,212	*
Steve LeBlang	None	0	77	77	77	0	*
Tom Lemmons	Employee	20,647	0	20,647	5,899	14,748	*
Nicholas Lim	None	0	12,362	12,362	12,362	0	*
Megan MacMilan	None	7,742	10,280	18,022	12,492	5,530	*

Name	Position, Office or affiliation during the past three years	Ownership prior to this Offering	Number of Shares to be distributed by ECA Global LLC	Total Shares Owned	Shares included in this Offering (1)(2)	Ownership after this Offering(2)	Percentage Ownership after this Offering (2)
Steve Markel	Vice President of Product Development of Intellocity	18,716	0	18,716	5,347	13,369	*
Dorothy Martin	None	0	4,225	4,225	4,225	0	*
Ken Martin	None	7,742	2,317	10,059	4,529	5,530	*
George Mileusnic	None	2,167	0	2,167	619	1,548	*
Richard Mogull	None	0	1,964	1,964	1,964	0	*
Sean Moore	None	0	2,317	2,317	2,317	0	*
Herb Morreale	None	0	77	77	77	0	*
Terry Morreale	None	0	482	482	482	0	*
Steve Olshansky	None	15,485	2,937	18,422	7,361	11,061	*
Rob Predolich	Employee	5,574	0	5,574	1,593	3,981	*
Laurie Priddy	None	4,130	0	4,130	4,130	0	*
Gary Rasmussen	Vice President of Platform Development of Intellocity	98,073	0	98,073	28,021	70,052	*
Dan Real	None	15,485	15,452	30,937	19,876	11,061	*
Steve Reynolds	CTO of Intellocity	624,576	2,897	627,473	181,347	446,126	*
Maryann Richards	None	25,808	7,134	32,942	14,508	18,434	*
Gary Sheff	None	48,520	0	48,520	22,711	25,809	*
Dino Starinieri	None	0	450	450	450	0	*
Joseph Stark	None	8,021	0	8,021	2,292	5,729	*
Larry Stevens	None	0	77	77	77	0	*
Carol Stimmel	None	0	3,476	3,476	3,476	0	*
Nancy Talmey	None	0	77	77	77	0	*
Joe Tartell	None	7,742	3,863	11,605	6,075	5,530	*
Lynn Thompson	None	0	3,090	3,090	3,090	0	*
Richard Trinkner	None	7,742	3,352	11,094	5,564	5,530	*
Bauke van Daalen	None	0	3,090	3,090	3,090	0	*
Carola van der Veen	None	0	1,545	1,545	1,545	1,545	*
Bob Wald	None	15,485	5,247	20,732	9,671	11,061	*
Catherine Weldon	None	15,485	15,452	30,937	19,876	11,061	*
Bob Wells	None	0	321	321	321	0	*
Margaret Whelan	Employee	7,226	0	7,226	2,065	5,161	*
Patti Wilson	None	0	1,545	1,545	1,545	0	*
Carol Woodman	Employee	3,097	0	3,097	885	2,212	*
Derik Yarnell	Employee	8,258	0	8,258	2,359	5,899	*
Ian Zenoni	Employee	3,097	0	3,097	885	2,212	*

*
Less than 1%

(1)
The number of shares of common stock shown as beneficially owned and offered by the selling security holders (i) includes (a) 1,502,959 shares of common stock issued to certain of the selling security holders pursuant to ACTV's acquisition of Intellocity in exchange for the issued and outstanding shares of common stock of Intellocity owned by the selling security holders at the time of said acquisition, and (b) the number of shares of common stock issuable upon the exercise of options to purchase up to 33,036 shares of ACTV common stock issued to certain selling security holders in exchange for options of Intellocity, and (ii) excludes shares of common stock issuable upon the exercise of options held by selling security holders who are employees of ACTV and its subsidiaries.

(2)
Gives effect to the sale of all the shares of common stock being offered hereby.

(3)
ECA Global LLC has approved the distribution of 385,247 of the 385,269 shares of ACTV common stock registered in its name in the Prospectus to all of ECA Global LLC's equityholders. Each ECA Global LLC equityholder who will receive such shares is listed in the table, along with the number of shares of ACTV common stock that they will receive upon the distribution from ECA Global LLC.